Exhibit 99.1

NeuroBo Pharmaceuticals Reports First Quarter 2021 Financial Results

BOSTON, May 17, 2021 -- NeuroBo Pharmaceuticals, Inc. (Nasdaq: NRBO), a clinical-stage biotechnology company focused on developing and commercializing multimodal disease-modifying therapies for viral, neuropathic and neurodegenerative diseases, today announced financial results for the first quarter ended March 31, 2021.

First Quarter Achievements

●	Broadened the potential for product candidate, Gemcabene, by amending its Contingent Value Rights (CVR) agreement with the holders of the outstanding CVRs, to incentivize the evaluation of Gemcabene as a treatment for COVID-19. The CVRs were distributed to the holders of Gemphire Therapeutics, Inc. common stock on December 30, 2019, immediately prior to its merger with NeuroBo. The CVR amendment will allow NeuroBo to pursue Gemcabene as a therapy for COVID-19, with its own resources. In exchange, CVR holders will receive 10% of certain gross proceeds received by the company for any indication outside of treating cardiometabolic diseases. CVR holders will retain the original CVR for 80% of any proceeds of Gemcabene for cardiovascular conditions.
●	Strengthened the balance sheet with the successful completion of a private placement of 2.5 million shares of common stock and warrants to purchase up to an aggregate 2.5 million shares of common stock, with aggregate gross proceeds to the company of $10.0 million and net proceeds to the company of approximately $9.2 million.

Management Commentary

“Throughout the first quarter of 2021, we continued to make progress advancing the 60-patient Phase 2/3 clinical trial of our lead drug candidate, ANA001, a proprietary oral niclosamide formulation, as a treatment for moderate to severe COVID-19,” stated Richard J. Kang, Ph.D., President and Chief Executive Officer of NeuroBo. “We remain on track to report the data monitoring committee safety results of this study and pharmacokinetic (PK) data from the Phase 1 in the second quarter. In order to enhance enrollment in the Phase 2/3 study, we are in the process of expanding to sites in the U.S. where the number of COVID-19 cases are increasing and including clinical sites in countries overseas where COVID-19 is growing and vaccinations are well behind the U.S.  In addition, we expect to report preclinical in vitro data demonstrating Gemcabene’s ability to treat COVID-19 variants alone and in combination with ANA001.”

Dr. Kang continued, “Our plans moving forward with NB-01 and NB-02 remain under evaluation as we focus our resources on advancing our COVID-19 franchise with ANA001 and Gemcabene.  With our recent fund raise, we believe NeuroBo has the financial foundation to fund operations at the current level into the fourth quarter of 2021 and we expect to achieve a number of value-creating milestones with our COVID-19 programs in the coming months.”

First Quarter 2021 Financial and Operating Results

●	Research and Development (R&D) Expenses were approximately $1.1 million for the quarter ended March 31, 2021, compared with approximately $2.2 million for the quarter ended March 31, 2020. The $1.0 million decrease was primarily attributed to overall Contract Research Organization termination costs associated with the Phase 3 clinical trials of NB-01 in the amount of $0.7 million and the further development of Gemcabene under the CVR Agreement in the amount of $0.4 million that occurred during the first quarter of 2020 with a small offset for increased research activities in the first quarter of 2021 when compared with the comparable quarter in the prior year.
●	General and Administrative Expenses were $2.2 million for the three months ended March 31, 2021, compared with $2.6 million for the three months ended March 31, 2020. The decrease of $0.4 million was primarily due to a reduction in transactional related costs in the amount of $0.3 million with regard to the company’s acquisitions when compared with the comparable quarter in the prior year. In addition, there was a reduction in legal costs in the amount of $0.2 million in the current quarter associated with the streamlining of the company’s intellectual property portfolio, offset in part by increases in insurance premium costs during the current quarter of $0.1 million.
●	Net Loss for the quarter ended March 31, 2021 was $3.3 million, or $0.15 per basic and diluted share, based on 21,615,626 weighted average common shares outstanding, compared with a net loss of $4.8 million, or $0.30 per basic and diluted share, based on 15,670,800 weighted average common shares outstanding for the quarter ended March 31, 2020.

●	Cash and Cash Equivalents were $13.0 million as of March 31, 2021, compared with $10.1 million as of December 31, 2020. Operating at its level of scientific activity during the quarter ended March 31, 2021, NeuroBo expects that its cash position will be adequate to fund operations into the fourth quarter of 2021.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc., a clinical-stage biotechnology company focused on developing and commercializing multi-modal disease-modifying therapies for viral, neuropathic, and neurodegenerative diseases, has a current portfolio of four drug candidates. The company's recently acquired ANA001 candidate is a proprietary oral niclosamide formulation in development as a treatment for patients with moderate to severe COVID-19 (patients not requiring ventilators). Niclosamide is a potential oral antiviral and anti-inflammatory agent with a long history of use and a well-understood safety profile in humans. ANA001 is currently being studied in a 60-subject Phase 2/3 clinical trial conducted at up to 20 clinical sites in the U.S. Niclosamide has demonstrated both antiviral and immunomodulatory activity with possible downstream effects on coagulation abnormalities observed in COVID-19. The company’s NB-01 candidate has been shown in a Phase 2 study to significantly reduce pain symptoms associated with painful diabetic neuropathy (PDN), with a superior safety profile when compared to currently available treatments. Due to the global COVID-19 crisis, a planned Phase 3 study of NB-01 was postponed. In the interim, NeuroBo is exploring a potential orphan drug indication targeting chronic pain for NB-01. NeuroBo's NB-02 drug candidate is focused on the treatment of Alzheimer's disease and neurodegenerative diseases associated with the pathological dysfunction of tau proteins in the brain. The company's fourth program, Gemcabene, was previously being developed for the treatment of dyslipidemia, a serious medical condition that increases the risk of life-threatening cardiovascular disease. Gemcabene is currently being assessed as an acute treatment for COVID-19.

For more information visit: https://www.neurobopharma.com.

Forward Looking Statements

Any statements in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding the development of NeuroBo’s product candidates and the therapeutic potential, timing and nature of clinical trials and potential regulatory approval of NeuroBo’s clinical programs and pipeline. Forward-looking statements are usually identified by the use of words, such as "believes," "anticipates," "expects," "intends," "plans," "may," "potential," "will," "could" and similar expressions. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors and risks. These factors, risks and uncertainties include, but are not limited to: the failure to obtain all of the benefits or recognize all of the synergies anticipated from the ANA acquisition; the integration of ANA potentially diverting management resources from operational matters and other strategic opportunities; the effect of future milestone payments and royalties specified in the ANA acquisition agreement on the results of operations and financial position of NeuroBo; the occurrence of health epidemics or contagious diseases, such as COVID-19, and potential effects on NeuroBo's business, clinical trial sites, supply chain and manufacturing facilities; NeuroBo's ability to continue as a going concern; the timing of completion of NeuroBo's planned clinical trials, including with respect to ANA001 and Gemcabene; the timing of the availability of data from NeuroBo's clinical trials, including with respect to ANA001 and Gemcabene;  NeuroBo’s plans to research, develop and commercialize its current and future product candidates, including the potential alternative pathways for NB-01; NeuroBo’s ability to successfully collaborate with existing collaborators or enter into new collaborations and to fulfill its obligations under any such collaboration agreements; the clinical utility, potential benefits and market acceptance of NeuroBo's product candidates, including ANA001 and Gemcabene; the impact of government laws and regulations; NeuroBo’s ability to protect its intellectual property position; and NeuroBo's need for additional financing to fulfill its stated goals; and other factors discussed in the "Risk Factors" section of NeuroBo's Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about the date hereof. In addition, the forward-looking statements included in this press release represent NeuroBo's views as of the date hereof. NeuroBo anticipates that subsequent events and developments will cause its views to change. However, while NeuroBo may elect to update these forward-looking statements at some point in the future, NeuroBo specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing NeuroBo's views as of any date subsequent to the date hereof.

Contacts:

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com

- Tables to Follow -

NeuroBo Pharmaceuticals, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts and par value)

	March 31,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash	$13,035	$10,089
Prepaid expenses	831	546
Other assets	28	48
Total current assets	13,894	10,683
Right-of-use assets and other	123	130
Property and equipment, net	143	155
Total assets	$14,160	$10,968
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$468	$2,575
Accrued liabilities	452	1,096
Lease liability, short-term	24	24
Total current liabilities	944	3,695
Lease liability, long-term	65	70
Total liabilities	1,009	3,765
Commitments and contingencies (Notes 4, 5, 6 and 11)
Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized as of March 31, 2021 and December 31, 2020; no shares issued or outstanding as of March 31, 2021 and December 31, 2020.	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized as of March 31, 2021 and December 31, 2020; 22,171,182 and 19,671,182 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively.	22	20
Additional paid–in capital	82,990	73,713
Accumulated other comprehensive income	7	14
Accumulated deficit	(69,868)	(66,544)
Total stockholders’ equity	13,151	7,203
Total liabilities and stockholders’ equity	$14,160	$10,968

NeuroBo Pharmaceuticals, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	For the Three Months Ended
	March 31,
	2021	2020
Operating expenses:
Research and development	$1,143	$2,152
General and administrative	2,187	2,597
Total operating expenses	3,330	4,749
Loss from operations	(3,330)	(4,749)
Interest income	6	20
Other income (expense), net	—	(1)
Loss before income taxes	(3,324)	(4,730)
Provision for income taxes	—	—
Net loss	(3,324)	(4,730)
Other comprehensive loss, net of tax	(7)	(34)
Comprehensive loss	$(3,331)	$(4,764)
Loss per share:
Net loss per share, basic and diluted	$(0.15)	$(0.30)
Weighted average common shares outstanding:
Basic and diluted	21,615,626	15,670,800